UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) – January 18, 2016

GILLA INC.
 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28107	88-0335710
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

475 Fentress Blvd., Unit L, Daytona Beach, Florida 32114
(Address of principal executive offices)

(416) 843-2881
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01  Entry into a Material Definitive Agreement.

On January 18, 2016, Gilla Inc. (“Gilla” or the “Company”) and Sarasvati Investments Inc., (“Sarasvati” or the “Lender”), an agent to a consortium of investors as further described below, entered into a Term Loan Agreement (the “Term Loan”) whereby the Lender would loan the Company the aggregate principal amount of one million Canadian dollars (CAD $1,000,000) for capital expenditures, marketing expenditures and working capital. The Term Loan is secured by all of the Company’s inventory and accounts due relating to any inventory as granted in the intercreditor and subordination agreement and security agreement, as previously disclosed on Form 8-K as filed with the U.S. Securities & Exchange Commission on August 8, 2014.

The Term Loan shall bear interest at a rate of 16% per annum, on the outstanding principal, such interest shall accrue daily and paid monthly, in arrears. The Term Loan shall mature on July 3, 2017 (the “Maturity Date”), whereby any outstanding principal on the Term Loan together with all accrued and unpaid interest thereon shall become due and payable. The Company may elect to repay the outstanding principal of the Term Loan together with all accrued and unpaid interest thereon prior to the Maturity Date, subject to an early repayment penalty of the maximum of i) three (3) months interest on the outstanding principal of the Term Loan; or ii) fifty percent (50%) of the interest payable on the outstanding principal of the Term Loan until the Maturity Date. The Term Loan shall be immediately due and payable at the option of the Lender if there is a change in key personnel meaning J. Graham Simmonds serving as the Company’s Chief Executive Officer and Ashish Kapoor serving as the Company’s Chief Financial Officer.

The Term Loan is subject to a cash sweep, calculated as the total of i) fifty Canadian cents (CAD $0.50) for every E-liquid bottle, smaller than fifteen milliliters, sold by the Company within the monthly period; and ii) one Canadian dollar (CAD $1.00) for every E-liquid bottle, greater than fifteen milliliters, sold by the Company within the monthly period. The total cash flow available for debt service each month will be disbursed to the Lender in the following priority: first, to pay the monthly interest due on the Term Loan; and second, to repay any remaining principal outstanding on the Term Loan. The Term Loan contains customary provisions relating to events of default, including, without limitation, non-payment of amounts when due, any judgment or order for the payment of money in excess of $3,000,000 and upon insolvency of the Company. The remedies for the Lender upon default of the Company include recourse to any and all assets of the Company which have been secured as collateral for the Term Loan. The Company has also agreed to indemnify the Lender in respect of any actions taken in connection with the Term Loan. The Term Loan is governed by the laws of the Province of Ontario and the federal laws of Canada applicable thereto.

On January 18, 2016 and in connection to the Term Loan, the Company issued 250,000 warrants for the purchase of Common Stock of the Company (“Common Stock”) at an exercise price of $0.20 per share, such warrants expiring on December 31, 2017. The Company also extended the expiration date of the 250,000 warrants issued on August 1, 2014 in connection to the Credit Facility (as further described in Item 1.02 of this Form 8-K) until December 31, 2017, with all other terms of the warrants remaining the same.

Furthermore, Sarasvati is acting as an agent for a consortium of investors as outlined in a private agency and participation agreement by and among Sarasvati and each of the participants. The Company’s Chief Executive Officer and its Chief Financial Officer are both beneficial investors in the consortium and have each committed to provide ten percent (10%) of the principal amount of the Term Loan. Neither the Chief Executive Officer nor the Chief Financial Officer shall participate in the warrants issued or warrants extended in connection with the Term Loan. The Company’s Board of Directors passed a resolution to approve the Term Loan and J. Graham Simmonds, the Company’s Chief Executive Officer and Director, abstained from voting.

A copy of such Term Loan Agreement is attached hereto as Exhibit 10.22 and incorporated herein by reference.

Item 1.02  Termination of a Material Definitive Agreement.

On August 1, 2014, as previously disclosed on Form 8-K, the Company and Sarasvati entered into a Revolving Credit Facility (the “Credit Facility”) whereby the Lender would make a revolving credit facility in the aggregate principal amount of five hundred thousand Canadian dollars (CAD $500,000) for the exclusive purpose of purchasing inventory (together with related costs) for sale in the Company’s, or any of its subsidiaries’, ordinary course of business to approved customers.

On January 18, 2016, the Company and Sarasvati entered into a Loan Termination Agreement (the “Loan Termination Agreement”) whereby the Company and the Lender terminated and retired the Credit Facility.

A copy of such Loan Termination Agreement is attached hereto as Exhibit 10.23 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.22	Term Loan Agreement, by and between the Company and Sarasvati Investments Inc., dated as of January 18, 2016.

10.23	Loan Termination Agreement, by and between the Company and Sarasvati Investments Inc., dated as of January 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GILLA INC.

Dated: January 22, 2016	By:	/s/ J. Graham Simmonds
Name: J. Graham Simmonds
Title: Chief Executive Officer